Exhibit 10.9

SECOND AMENDED AND RESTATED PROMISSORY NOTE

$30,000,000.00
May 13, 2008

Lakeland Industries, Inc.
Attn: Christopher J. Ryan, Chief Executive Officer and
Gary Pokrassa, Chief Financial Officer
701-07 Koehler Avenue
Ronkonkoma, New York  11779
(Hereinafter referred to as "Borrower")

Wachovia Bank, National Association
12 East 49th Street, 43rd Floor
New York, New York  10017
(Hereinafter referred to as “Bank")

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of Thirty Million and No/100 Dollars ($30,000,000.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this "Note").

AMENDMENT AND RESTATEMENT.  This Note amends and restates that certain Promissory Note dated July 7, 2005 by Borrower in favor of Bank in the original principal amount of up to $25,000,000.00 (the “Original Note”), as amended by that certain Amended and Restated Promissory Note dated September 1, 2005 by Borrower in favor of Bank in the original principal amount of up to $25,000,000.00 (collectively with the Original Note, the “Replaced Note), as amended by a Modification To Note and Loan Agreement and Reaffirmation of Guaranty (the “First Modification Agreement”) dated September 1, 2005,  as further modified by a Second Modification To Note and Loan Agreement and Reaffirmation of Guaranty dated December 7, 2007 (the “Second Modification Agreement”), and as further modified by a Third Modification To Note and Loan Agreement and Reaffirmation of Guaranty of even date herewith (“Third Modification Agreement” and collectively with the First Modification and the Second Modification, the “Modification Agreements”).  Borrower intends, and Bank, by its acceptance of this Note agrees, that the indebtedness previously evidenced by the Replaced Note remains outstanding, but such indebtedness shall henceforth be evidenced by this Note, and the terms and conditions concerning Borrower's obligation to repay said indebtedness and interest thereon shall be governed by the provisions of this Note.  Neither the execution, delivery and acceptance of this Note nor any of the terms and provisions set forth in this Note shall be deemed or construed to effect a novation or to cause all or any part of the aforesaid indebtedness, or the liability of any person with respect thereto or any security therefor, to be, or to be deemed to have been, paid, satisfied or discharged.  This Note is the Note, as referenced in the Loan Agreement by and between Bank and Borrower dated July 7, 2005, as modified by the Modification Agreements, and in all other Loan Documents, as that term is defined in such Loan Agreement.

LOAN AGREEMENT.  This Note is subject to the provisions of that certain Loan Agreement between Bank and Borrower dated July 7, 2005, as modified from time to time (the “Loan Agreement”).

LINE OF CREDIT.  Borrower may borrow, repay and reborrow, and, upon the request of Borrower, Bank shall advance and readvance under this Note from time to time until the maturity hereof (each an "Advance" and together the "Advances"), so long as the total principal balance outstanding under this

Note at any one time does not exceed the principal amount stated on the face of this Note, subject to the limitations described in any loan agreement to which this Note is subject.  Bank's obligation to make Advances under this Note shall terminate if Borrower is in Default. As of the date of each proposed Advance, Borrower shall be deemed to represent that each representation made in the Loan Documents is true as of such date.

If Borrower subscribes to Bank's cash management services and such services are applicable to this line of credit, the terms of such service shall control the manner in which funds are transferred between the applicable demand deposit account and the line of credit for credit or debit to the line of credit.

USE OF PROCEEDS.  Borrower shall use the proceeds of the loan(s) evidenced by this Note for the commercial purposes of Borrower, as follows:  for general corporate purposes including but not limited to Borrower's working capital requirements.

SECURITY.  Borrower has granted Bank a security interest in the collateral described in the Loan Documents, including, but not limited to, personal property collateral described in that certain Security Agreement of even date herewith.

INTEREST RATE DEFINITIONS.

LIBOR-Based Rate.  “LIBOR-Based Rate” means each of 1-month LIBOR plus the Applicable Margin, as defined below, 3-month LIBOR plus the Applicable Margin, as defined below, and 6-month LIBOR plus the Applicable Margin, as defined below.

LIBOR.  "LIBOR" means, with respect to each Interest Period, the rate for U.S. dollar deposits with a maturity equal to the number of months specified above, as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before such Interest Period begins (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

LIBOR Market Index-Based Rate.  LIBOR Market Index Rate plus the Applicable Margin, as defined below, as LIBOR Market Index Rate may change from day to day.

LIBOR Market Index Rate.  "LIBOR Market Index Rate", for any day, means the rate for 1 month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

Interest Period.  “Interest Period” means, in respect of each LIBOR-Based Rate Advance, each period commencing on the last day of the immediately preceding Interest Period and ending on the same day of the month that interest in respect of such Advance is due 1 month, 3 months or 6 months thereafter, as appropriate for the then applicable interest rate; provided (i) the first Interest Period shall commence on the date of such Advance and end on the first day thereafter that interest in respect of such Advance is due, (ii) any Interest Period that ends in a month for which there is no day which numerically corresponds to the last day of the immediately preceding Interest Period shall end on the last day of the month and (iii) any Interest Period that would otherwise extend past the maturity date of this Note shall end on the maturity date of this Note.

Applicable Margin.  "Applicable Margin” shall mean the applicable percentage as set forth in the table below, based on Borrower’s Funded Debt to EBITDA Ratio, as that covenant is defined in the Loan Agreement.  The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) 10 business days after the date on which Bank receives Borrower’s periodic and annual financial statements, as required by the Loan Agreement. The initial Applicable Margin shall be based on Pricing Level 1, as set forth in the table below, and shall remain at Pricing Level 1 until the first Calculation Date occurring after the date hereof, and thereafter the Pricing Level shall be determined by reference to Borrower’s Funded Debt to EBITDA Ratio of Borrower as of the last day of the most recently ended fiscal year or quarterly period of Borrower preceding the applicable Calculation Date.  If Borrower fails to provide interim or annual financial statements beyond any applicable cure period as required by the Loan Agreement for the most recently ended period preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level 4 or, at Bank=s option, this Note shall bear interest at the Default Rate until such time as that and all other Defaults are cured to Bank=s satisfaction.  Each adjustment in the Applicable Margin shall apply to all then outstanding principal under this Note, until the next adjustment of the Applicable Margin.

Pricing Levels	Ratio of Funded Debt to EBITDA	Applicable Margin
Pricing Level 1	Less than 1.00:1.00	0.60%
Pricing Level 2	Less than 2.00:1.00 but greater than 1.00:1.00	0.70%
Pricing Level 3	Less than 2.50:1:00 but greater than 2:00:1.00	0.80%
Pricing Level 4	Equal to or greater than 2.50:1.00	1.00%

INTEREST RATE SELECTION AND ADJUSTMENT.

Interest Rate Options.  Interest shall accrue on the unpaid principal balance of each Advance from the date of such Advance at a rate per annum equal to a LIBOR-Based Rate or the LIBOR Market Index-Based Rate, as selected by Borrower in accordance herewith (each, an "Interest Rate").  Interest for each Interest Period shall accrue each day during such Interest Period, commencing on and including the first day to but excluding the last day.  There shall be no more than one Interest Rate for an Advance in effect at any time.

Indemnification.  Borrower shall indemnify Bank against Bank's loss or expense as a consequence of (a) Borrower's failure to make any payment when due on a loan or Advance bearing interest at a LIBOR-Based Rate, (b) any payment, prepayment or conversion of any loan or Advance bearing interest at a LIBOR-Based Rate on a day other than the last day of the Interest Period, or (c) any failure to make a borrowing or conversion after giving notice thereof ("Indemnified Loss or Expense").  The amount of such Indemnified Loss or Expense shall be determined by Bank based upon the assumption that Bank funded 100% of that portion of the loan in the London interbank market.

Default Rate.  In addition to all other rights contained in this Note, if a Default occurs, and as long as a Default continues, (a) Borrower shall no longer have the option to request a LIBOR-Based Rate or the LIBOR Market Index-Based Rate and (b) all outstanding Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower and Bank or its affiliates, shall bear interest at the Interest Rate (as in effect on the date of Default) plus 3% ("Default Rate").  The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.

Notice and Manner of Borrowing and Rate Conversion.  Borrower shall give Bank irrevocable telephonic notice of each proposed Advance or rate conversion not later than 11:00 a.m. local time at the office of Bank first shown above (a) on the same business day as each proposed Advance at or rate conversion to the LIBOR Market Index-Based Rate and (b) at least 2 business days before each proposed Advance at or rate conversion to a LIBOR-Based Rate.  Each such notice shall specify (i) the date of such Advance or rate conversion, which shall be a business day and, in the case of a conversion from a LIBOR-Based Rate Advance, shall be the last day of an Interest Period, (ii) the amount of each Advance or the amount to be converted, (iii) the Interest Rate selected by Borrower, and (iv) except for the LIBOR Market Index-Based Rate, the Interest Period applicable thereto, which period must correspond to one of the Interest Rate options.  Notices received after 11:00 a.m. local time at the office of Bank first shown above shall be deemed received on the next business day.

INTEREST AND FEE(S) COMPUTATION (ACTUAL/360).  Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period ("Actual/360 Computation").  The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year's period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period.  Application of the Actual/360 Computation produces an annualized effective interest rate exceeding the nominal rate.

REPAYMENT TERMS.  This Note shall be due and payable in consecutive monthly payments of accrued interest only, commencing on June 2, 2008, and continuing on the same day of each month thereafter until fully paid.  In any event, all principal and accrued interest shall be due and payable on July 7, 2010.  This Note may be prepaid at any time without the payment of any prepayment fee, except (i) as set forth in the paragraph above entitled “INDEMNIFICATION” and (ii) with respect to any fees, expenses or other obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time).

AUTOMATIC DEBIT OF CHECKING ACCOUNT FOR LOAN PAYMENT.  Borrower authorizes Bank to debit demand deposit account number 2000018590584 or any other account with Bank (routing number 031201467) designated in writing by Borrower, beginning June 2, 2008 for any payments due under this Note.  Borrower further certifies that Borrower holds legitimate ownership of this account and preauthorizes this periodic debit as part of its right under said ownership.

AVAILABILITY FEE.  Borrower shall pay to Bank quarterly an availability fee equal to 0.10% per annum on the difference between (i) (a) the face amount of the Replaced Note prior to the date hereof, and (b) the face amount of this Note commencing with the date hereof, and (ii) the outstanding principal balance of the Replaced Note or this Note, as the case may be, for each day during the preceding calendar quarter or portion thereof, commencing on June 1, 2008 and continuing on the same day of each quarter thereafter, with a final payment due and payable on the date that all principal and accrued interest is paid in full.

APPLICATION OF PAYMENTS.  Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal.  If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

DEFINITIONS.  Loan Documents.  The term "Loan Documents", as used in this Note and the other Loan Documents, refers to all documents executed in connection with or related to the loan evidenced by this Note and any prior notes which evidence all or any portion of the loan evidenced by this Note, and any letters of credit issued pursuant to any loan agreement to which this Note is subject, any applications for such letters of credit and any other documents executed in connection therewith or related thereto, and may include, without limitation, a commitment letter that survives closing, a loan agreement, this Note, guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time).  Obligations.  The term "Obligations", as used in this Note and the other Loan Documents, refers to any and all indebtedness and other obligations under this Note, all other obligations under any other Loan Document(s), and all obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower and Bank, or its affiliates, whenever executed.  Certain Other Terms.  All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.

LATE CHARGE.  If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days.  This late charge shall not apply to payments due at maturity or by acceleration hereof, unless such late payment is in an amount not greater than the highest periodic payment due hereunder.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank's right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS.  Borrower shall pay all of Bank's reasonable expenses incurred to enforce or collect any of the Obligations including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY.  If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

DEFAULT.  If any of the following occurs, a default ("Default") under this Note shall exist:  Nonpayment.  The failure of timely payment of the Obligations or Default with respect to any financial covenant set forth in the Loan Agreement.  Nonperformance.  The failure of timely performance of the Obligations or Default under this Note or any other Loan Documents for more than thirty (30) days after Borrower has actual or constructive notice of such failure of timely performance or Default; provided that such thirty (30) day period shall not apply with respect to the failure of timely payment of the Obligations or Default with respect to any financial covenant as set forth above.  False Warranty.  A warranty or representation made or deemed made in the Loan Documents or furnished Bank in connection with the loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false.  Cross Default.  At Bank's option, any default in payment in excess of $100,000.00 or performance of any obligation under any other loans, contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower, any general partner of or the holder(s) of the majority ownership interests of Borrower with Bank or its affiliates ("Affiliate" shall have the meaning as defined in 11 U.S.C. § 101, as in effect from time to time, except that the term "Borrower" shall be substituted for the term "Debtor" therein; "Subsidiary" shall mean any business in which Borrower holds, directly or indirectly, a controlling interest).  Cessation; Bankruptcy.  The death of, appointment of a guardian for, dissolution of, termination of existence of, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against Borrower, its Subsidiaries or Affiliates, if any, or any general partner of or the holder(s) of the majority ownership interests of Borrower, or any party to the Loan Documents.  Material Capital Structure or Business Alteration.  Except as set forth in the Loan Agreement with respect to Permitted Acquisitions, as that term is defined therein, without prior written consent of Bank, which consent shall not be unreasonably withheld, (i) a material alteration in the kind or type of Borrower's business or that of Borrower's Subsidiaries or Affiliates, if any; (ii) the sale of substantially all of the business or assets of Borrower, any of Borrower's Subsidiaries or Affiliates or any guarantor, or a material portion (10% or more) of such business or assets if such a sale is outside the ordinary course of business of Borrower, or any of Borrower's Subsidiaries or Affiliates or any guarantor, or more than 50% of the outstanding stock or voting power of or in any such entity in a single transaction or a series of transactions; (iii) the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock or voting power of any other entity; or (iv) should any Borrower or any of Borrower's Subsidiaries or Affiliates or any guarantor enter into any merger or consolidation.  Material Adverse Change.  Bank determines in good faith, in its sole discretion, that the prospects for payment or performance of the Obligations are impaired or there has occurred a material adverse change in the business or prospects of Borrower, financial or otherwise.

REMEDIES UPON DEFAULT.  If a Default occurs under this Note or any Loan Documents, Bank may at any time thereafter, take the following actions:  Bank Lien.  Foreclose its security interest or lien against Borrower's accounts without notice.  Acceleration Upon Default.  Accelerate the maturity of this Note and, at Bank’s option, any or all other Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower and Bank, or its affiliates, which shall be due in accordance with and governed by the provisions of said swap agreements; whereupon this Note and the accelerated Obligations shall be immediately due and payable; provided, however, if the Default is based upon a bankruptcy or insolvency proceeding commenced by or against Borrower or any guarantor or endorser of this Note, all Obligations (other than Obligations under any swap agreement as referenced above) shall automatically and immediately be due and payable.  Cumulative.  Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

FINANCIAL AND OTHER INFORMATION.  Borrower shall deliver to Bank such information as Bank may reasonably request from time to time, including without limitation, financial statements and information pertaining to Borrower's financial condition.  Such information shall be true, complete, and accurate.

WAIVERS AND AMENDMENTS.  No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank.  No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion.  Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Except to the extent otherwise provided by the Loan Documents or prohibited by law, each Borrower and each other person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, and notice of sale.  Further, each agrees that Bank may (i) extend, modify or renew this Note or make a novation of the loan evidenced by this Note, and/or (ii) grant releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any Borrower or other person liable under this Note or any other Loan Documents, all without notice to or consent of each Borrower and other such person, and without affecting the liability of each Borrower and other such person; provided, Bank may not extend, modify or renew this Note or make a novation of the loan evidenced by this Note without the consent of the Borrower, or if there is more than one Borrower, without the consent of at least one Borrower; and further provided, if there is more than one Borrower, Bank may not enter into a modification of this Note which increases the burdens of a Borrower without the consent of that Borrower.

MISCELLANEOUS PROVISIONS.  Assignment.  This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns.  Bank's interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Bank.  In addition, nothing in this Note or any of the other Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the other Loan Documents or any interest therein to any Federal Reserve Bank.  Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written consent is null and void.  Any assignment shall not release Borrower from the Obligations.  Applicable Law; Conflict Between Documents.  This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and construed under the laws of the state named in Bank's address on the first page hereof without regard to that state's conflict of laws principles.  If the terms of this Note should conflict with the terms of any loan agreement or any commitment letter that survives closing, the terms of this Note shall control.  Borrower's Accounts.  Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower's accounts with Bank and any of its affiliates. Swap Agreements.  All swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time), if any, between Borrower and Bank or its affiliates are independent agreements governed by the written provisions of said swap agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in said written swap agreements, and any payoff statement from Bank relating to this Note shall not apply to said swap agreements unless expressly referred to in such payoff statement.  Jurisdiction.  Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state named in Bank's address on the first page hereof.  Severability.  If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document.  Notices.  Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower's address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Wachovia Bank, National Association, Mail Code VA7628, P. O. Box 13327, Roanoke, VA  24040 or Wachovia Bank, National Association, Mail Code VA7628, 10 South Jefferson Street, Roanoke, VA  24011 or such other address as Bank may specify in writing from time to time.  Notices to Bank must include the mail code.  In the event that Borrower changes Borrower's address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid.  Plural; Captions.  All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term "person" shall mean any individual, person or entity.  The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents.  Advances.  Bank may, in its sole discretion, make other advances which shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof.  Posting of Payments.  All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day.  Joint and Several Obligations. If there is more than one Borrower, each is jointly and severally obligated.  Fees and Taxes.  Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.  LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES.   EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.  Patriot Act Notice.  To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.  For purposes of this section, account shall be understood to include loan accounts.  FINAL AGREEMENT.  This Note and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO.  THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ACCEPT THIS NOTE.  EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS NOTE.

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

Lakeland Industries, Inc.

By:	/s/ Gary A. Pokrassa
Gary A. Pokrassa, Chief Financial Officer